Exhibit 8.1

List of Subsidiaries of 51job, Inc.

51net.com Inc.

51net HR

51net Beijing

Wang Jin Information Technology (Shanghai) Co., Ltd.

Qianjin Network Information Technology (Shanghai) Co., Ltd.

Shanghai Qianjin Advertising Co., Ltd.

Wuhan Mei Hao Qian Cheng Advertising Co., Ltd.

Hangzhou Meijin Advertising Co., Ltd.

Ningbo Qianjin Culture Advertising Co., Ltd.

Beijing Qian Cheng Si Jin Advertising Co., Ltd.

Beijing Run An Information Consultancy Co., Ltd.

Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd.

Shanghai Wang Cai Advertising Co., Ltd.

Shanghai Wang Ju Human Resource Consulting Co., Ltd.

Shanghai Wang Ju Advertising Co., Ltd.

Wuhan Wang Cai Information Technology Co., Ltd.

Shanghai Qianjin Zhong Cheng Human Resources Co., Ltd.